Exhibit 23.6
CONSENT OF AITE GROUP, LLC
We consent to the use in this Registration Statement of FXCM Inc. on Form S-1 of any extracts or information from Aite Group, LLC, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the references to us in the Prospectus.
Aite Group, LLC
/s/ Sang Lee
Sang Lee
Managing Partner
Aite Group, LLC
August 31, 2010